                                                                    EXHIBIT 99.1



VERSO
TECHNOLOGIES [LOGO]



News Release

MEDIA CONTACT:                               INVESTOR RELATIONS CONTACT:
Pam Sanders                                  Jennifer Pepper
Director of Marketing                        Director of Investor Relations
Verso Technologies, Inc.                     Verso Technologies, Inc.
678-589-3565                                 678-589-3579
pam.sanders@verso.com                        Jennifer.Pepper@verso.com



       ELTRAX SYSTEMS, INC. AND CEREUS TECHNOLOGY PARTNERS COMPLETE MERGER Combined Entity Creates Full Service Provider (FSP), "Verso Technologies"

ATLANTA, GA -- (October 2, 2000) -- - Eltrax Systems, Inc. (Nasdaq: ELTX), a full-service application service provider (ASP), and Cereus Technology Partners, Inc. (Nasdaq: CEUS), a leading provider of end-to-end eBusiness solutions for growth-oriented businesses, today announced that their shareholders have approved the merger and the combined company's corporate name change to Verso Technologies, Inc. The company will begin trading under the new Nasdaq National Market Symbol VRSO at the commencement of trading on Monday, October 2, 2000.

The transaction brings together two emerging leaders in end-to-end technology consulting, creating a full service provider (FSP) of technology solutions. As a FSP, Verso will continue to plan, build and run end-to-end application solutions that advance clients' business objectives by improving their profitability, efficiency, speed and customer service capabilities. Offerings include:

         -        Business Consulting
         -        Site Design and Development
         -        Application Integration
         -        Application Hosting
         -        Network Integration
         -        Enterprise Management Services
         -        Advanced Application Support

Steve Odom, chief executive officer of Verso, commented, "I am extremely pleased with the feedback and support that we have received from shareholders and customers alike regarding our merger and subsequent name change to Verso Technologies. With the merger transaction officially closed, we are now positioned to move full-speed ahead with offering our clients end to end technology solutions that are capable of quickly and radically transforming their businesses."

The two companies merged in a stock-for-stock transaction in which each outstanding share of Cereus was exchanged for 1.75 shares of Eltrax. Please see related press releases dated August 30th, July 27th, and June 13, 2000.


ABOUT VERSO TECHNOLOGIES

Verso Technologies, Inc. (NASDAQ: VRSO) is a Full Service Provider (FSP) of end-to-end application solutions focused on empowering and supporting growth oriented enterprises through expertise in strategy, application integration, hosting, managed services and customer care. Headquartered in Atlanta, Georgia, Verso has a network of regional offices in major cities across the U.S. Verso can be accessed at www.verso.com or by calling (770) 612-3500.